EXHIBIT 3.1

The Commonwealth of Massachusetts
William Francis Galvin
 Secretary of the Commonwealth
 One Ashburton Place, Boston, Massachusetts 02108-1512

Articles of Amendment
 (General Laws Chapter 156D, Section 10.06; 950 CMR 113.34)

(1)	Exact name of corporation: Implant Sciences Corporation

(2)	Registered office address: 600 Research Drive, Wilmington, MA 01887
(number, street, city or town, state, zip code)

(3)	These articles of amendment affect article(s): III, IV
(specify the number(s) of article(s) being amended (I-VI))

(4)	Date adopted: June 30, 2009
(month, day, year)

(5)	Approved by:

(check appropriate box)

[ ]	the incorporators.

[ x ]	the board of directors without shareholder approval and shareholder approval was not required.

[ ]	the board of directors and the shareholders in the manner required by law and the articles of organization.

(6)
State the article number and the text of the amendment. Unless contained in the text of the amendment, state the provisions for implementing the exchange, reclassification or cancellation of issued shares.

Article IV – Please see Article IV Continuation Sheet 1

Continuation Sheet 1

IMPLANT SCIENCES CORPORATION

Articles of Amendment

RESOLVED:
That, pursuant to the authority expressly granted to and vested in the Board of Directors of the Corporation by the provisions of Article IV of the Amended and Restated Articles of Organization of the Corporation (the “Articles of Organization”) and Section 26 of the Massachusetts Business Corporation Law, the Board of Directors hereby creates, from the 5,000,000 shares of Preferred Stock, par value $.10 per share (the “Preferred Stock”), of the Corporation authorized to be issued pursuant to the Articles of Organization, a series of Preferred Stock, consisting of 2,000,000 shares of Series F Convertible Preferred Stock (the “Series F Preferred Stock”), and hereby fixes the powers, designations, preferences, qualifications, limitations and restrictions of the shares of such Series F Preferred Stock, as set forth in Exhibit A hereto.

To change the number of shares and the par value,* if any, of any type, or to designate a class or series, of stock, or change a designation of class or series of stock, which the corporation is authorized to issue, complete the following:

Total authorized prior to amendment:

WITHOUT PAR VALUE		WITH PAR VALUE
TYPE	NUMBER OF SHARES	TYPE	NUMBER OF SHARES	PAR VALUE
		Common	50,000,000	$.10
		Preferred	5,000,000**	$.10

** Of which 250,000 shares are designated Series A Preferred Stock; 200,000 shares are designated Series B Preferred Stock; 250,000 shares are designated Series C Preferred Stock; 500,000 shares are designated Series D Preferred Stock; and 1,000,000 shares are designated Series E Preferred Stock.
.

Total authorized after amendment:

WITHOUT PAR VALUE		WITH PAR VALUE
TYPE	NUMBER OF SHARES	TYPE	NUMBER OF SHARES	PAR VALUE
		Common	50,000,000	$.10
		Preferred	5,000,000**	$.10

** Of which 250,000 shares are designated Series A Preferred Stock; 200,000 shares are designated Series B Preferred Stock; 250,000 shares are designated Series C Preferred Stock; 500,000 shares are designated Series D Preferred Stock; 1,000,000 shares are designated Series E Preferred Stock; and 2,000,000 shares are designated Series E Preferred Stock.

(7)
The amendment shall be effective at the time and on the date approved by the Division, unless a later effective date of not more than 90 days from the date and time of filing is specified: ___________________.

*           G.L. Chapter 156D eliminates the concept of par value, however a corporation may specify par value in Article III. See G.L. Chapter 156D, Section 6.21, and the comments relative thereto.

EXHIBIT A

IMPLANT SCIENCES CORPORATION

TERMS OF

SERIES F CONVERTIBLE PREFERRED STOCK

2,000,000 shares of the authorized and unissued Preferred Stock of the Corporation are hereby designated as Series F Convertible Preferred Stock (the “Series F Preferred Stock”), with the following rights, preferences, powers, privileges and restrictions, qualifications and limitations.

1.        Dividends.

The Corporation shall not declare, pay or set aside any dividends on shares of any shares of Common Stock unless the holders of the Series F Preferred Stock then outstanding shall simultaneously receive a dividend on each outstanding share of Series F Preferred Stock in an amount at least equal to that dividend per share of Series F Preferred Stock as would equal the product of (i) the dividend payable on each share of Common Stock and (ii) the number of shares of Common Stock issuable upon conversion of a share of Series F Preferred Stock, in each case calculated on the record date for determination of holders entitled to receive such dividend.

2.	Liquidation, Dissolution or Winding Up.

2.1 Payments to Holders of Series F Preferred Stock. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of Series F Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders before any payment shall be made to the holders of Common Stock and Series E Preferred Stock by reason of their ownership thereof, an amount per share equal to ten (10) times the Series F Original Issue Price (as defined below), plus any dividends declared but unpaid thereon. For purposes of this Section 2, “Series F Original Issue Price” shall mean $0.08 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series F Preferred Stock. If upon any such liquidation, dissolution or winding up of the Corporation, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series F Preferred Stock the full amount to which they shall be entitled under this Subsection 2.1, the holders of shares of Series F Preferred Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

2.2 Payments to Holders of Common Stock. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after the payment of all preferential amounts required to be paid to the holders of shares of Series F Preferred Stock, the remaining assets of the Corporation available for distribution to its stockholders shall be distributed among the holders of shares of Common Stock, pro rata based on the number of shares held by each such holder.

3.	Voting.

3.1          General. The holders of Series F Preferred Stock shall have no voting rights except as required by applicable law and as set forth in Subsection 3.2.

3.2          Series F Preferred Stock Protective Provisions. At any time when any shares of Series F Preferred Stock are outstanding, the Corporation shall not, without the written consent or affirmative vote of the holders of a majority of the then outstanding shares of Series F Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class:

3.2.1 Amend, alter or repeal any provision of the Articles of Organization or Bylaws of the Corporation in a manner that adversely affects the powers, preferences or rights of the Series F Preferred Stock;

3.2.2 Authorize or issue any equity securities (or any equity or debt securities  convertible into equity securities) ranking prior and superior to the Series F Preferred Stock with respect to dividends, distributions, redemption rights or rights upon liquidation, dissolution or winding up of the Corporation; and

3.2.3 Consummate any capital reorganization or reclassification (including without limitation by increasing any existing rights, preferences or privileges) of equity securities (or any equity or debt securities convertible into equity securities) into equity securities ranking prior and superior to the Series F Preferred Stock with respect to dividends, distributions, redemption rights or rights upon liquidation, dissolution or winding up of the Corporation.

4.        Optional Conversion.

The holders of the Series F Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

4.1          Right to Convert.

4.1.1           Conversion Ratio. Each share of Series F Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, without the payment of additional consideration by the holder thereof, into such number of fully paid and nonassessable shares of Common Stock as is determined by (i) dividing the Series F Original Issue Price by the Series F Conversion Price (as defined below) in effect at the time of conversion and (ii) multiplying the result by ten (10). The “Series F Conversion Price” shall initially be equal to $0.08. Such initial Series F Conversion Price, and the rate at which shares of Series F Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment as provided below.

4.2          Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Series F Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of a share of Common Stock as determined in good faith by the Board of Directors of the Corporation. Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Series F Preferred Stock the holder is at the time converting into Common Stock and the aggregate number of shares of Common Stock issuable upon such conversion.

4.3          Mechanics of Conversion.

4.3.1           Notice of Conversion. In order for a holder of Series F Preferred Stock to voluntarily convert shares of Series F Preferred Stock into shares of Common Stock, such holder shall surrender the certificate or certificates for such shares of Series F Preferred Stock (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate), at the office of the transfer agent for the Series F Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent), together with written notice that such holder elects to convert all or any number of the shares of the Series F Preferred Stock represented by such certificate or certificates and, if applicable, any event on which such conversion is contingent. Such notice shall state such holder’s name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. If required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or his, her or its attorney duly authorized in writing. The close of business on the date of receipt by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) of such certificates (or lost certificate affidavit and agreement) and notice shall be the time of conversion (the “Conversion Time”), and the shares of Common Stock issuable upon conversion of the shares represented by such certificate shall be deemed to be outstanding of record as of such date. The Corporation shall, as soon as practicable after the Conversion Time, (i) issue and deliver to such holder of Series F Preferred Stock, or to his, her or its nominees, a certificate or certificates for the number of full shares of Common Stock issuable upon such conversion in accordance with the provisions hereof and a certificate for the number (if any) of the shares of Series F Preferred Stock represented by the surrendered certificate that were not converted into Common Stock, (ii) pay in cash such amount as provided in Section 4.2 in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion and (iii) pay all declared but unpaid dividends on the shares of Series F Preferred Stock converted.

4.3.2           Reservation of Shares. The Corporation shall at all times when the Series F Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued capital stock, for the purpose of effecting the conversion of the Series F Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Series F Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series F Preferred Stock, the Corporation shall take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to its Articles of Organization. Before taking any action which would cause an adjustment reducing the Series F Conversion Price below the then par value of the shares of Common Stock issuable upon conversion of the Series F Preferred Stock, the Corporation will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and nonassessable shares of Common Stock at such adjusted Series F Conversion Price.

4.3.3           Effect of Conversion. All shares of Series F Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares shall immediately cease and terminate at the Conversion Time, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor, to receive payment in lieu of any fraction of a share otherwise issuable upon such conversion as provided in Section 4.2 and to receive payment of any dividends declared but unpaid thereon. Any shares of Series F Preferred Stock so converted shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Series F Preferred Stock accordingly.

4.3.4           No Further Adjustment. Upon any such conversion, no adjustment to the Series F Conversion Price shall be made for any declared but unpaid dividends on the Series F Preferred Stock surrendered for conversion or on the Common Stock delivered upon conversion.

4.3.5 Taxes. The Corporation shall pay any and all issue and other similar taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of shares of Series F Preferred Stock pursuant to this Section 4. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of Series F Preferred Stock so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

4.4          Adjustments to Series F Conversion Price for Diluting Issues.

4.4.1           Special Definitions. For purposes of this Subsection 4.4, “Common Stock Equivalents” means warrants, options, subscription or other rights to purchase or otherwise obtain Common Stock, any securities or other rights convertible into or exchangeable for Common Stock and any warrants, options, subscription or other rights to purchase or otherwise obtain such convertible or exchangeable securities or other rights.

4.4.2	Anti-Dilution Adjustments.

4.4.2.1                 Adjustment of Series F Conversion Price Upon Issuance of Shares of Common Stock.  Except as provided in Section 4.4.2.1.6, for so long as there are any shares of Series F Preferred Stock outstanding, if and whenever the Corporation shall issue, or is deemed to have issued, any shares of Common Stock for no consideration or a consideration per share (the “New Issuance Price”) less than the Series F Conversion Price in effect immediately prior to the time of such issuance or, as to Common Stock Equivalents, Net Consideration Per Share (as defined below) less than the Series F Conversion Price in effect immediately prior to the time of such Issuance, then, forthwith upon such Issue or sale, the Series F Conversion Price shall be reduced to such New Issuance Price.

For purposes of this Section 4.4.2.1, the following Sections 4.4.2.1.1 to Section 4.4.2.1.6 shall be applicable:

4.4.2.1.1                          Consideration for Shares.  In case any shares of Common Stock or Common Stock Equivalents shall be issued or sold for cash, the consideration received therefor shall be deemed to be the amount received by the Corporation therefor, excluding amounts paid or payable for accrued interest or accrued dividends and less any underwriting commissions or concessions paid or allowed by the Corporation in connection therewith.  In case any shares of Common Stock or Common Stock Equivalents shall be issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Corporation shall be deemed to be the fair value of such consideration, except where such consideration consists of securities, in which case the amount of consideration received by the Corporation will be (i) the closing sale price of such security on the date of receipt, if such security is then traded on a securities exchange or market or actively traded over-the-counter, or (ii) the fair market value as agreed by the Corporation and the holders of a majority of the Series F Preferred Stock.  If any shares of Common Stock, or Common Stock Equivalents are issued to the owners of the non-surviving entity in connection with any merger in which the Corporation is the surviving entity, the amount of consideration therefor will be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such shares of Common Stock, or Common Stock Equivalent, as the case may be.  The fair value of any consideration other than cash or securities will be determined jointly by the Corporation and the Holders of a majority of the Series F Preferred Stock.  If such parties are unable to reach agreement within ten (10) days after the occurrence of an event requiring valuation (the "Valuation Event"), the fair value of such consideration will be determined within five (5) Business Days after the tenth (10th) day following the Valuation Event by an independent, reputable appraiser jointly selected by the Corporation and the Holders of a majority of the Series F Preferred Stock.  The determination of such appraiser shall be final and binding upon all parties absent manifest error and the fees and expenses of such appraiser shall be borne by the Corporation.

4.4.2.1.2                          Issuance of Common Stock Equivalents, Expiration of Common Stock Equivalents.  The issuance of any Common Stock Equivalents shall be deemed an issuance of shares of Common Stock, and no further adjustments shall be made upon exercise, conversion or exchange of such Common Stock Equivalents.  If, as, and when a Common Stock Equivalent expires or is canceled without being exercised, the Series F Conversion Price effective immediately upon such cancellation or expiration shall be equal to the Series F Conversion Price that would have been in effect (i) had the expired or canceled Common Stock Equivalent not been issued, and (ii) had the adjustments made to the Series F Conversion Price since the date of issuance of such Common Stock Equivalent been made to the Series F Conversion Price which would have been in effect had the expired or canceled Common Stock Equivalent not been issued.

4.4.2.1.3                          Net Consideration Per Share.  The “Net Consideration Per Share” which shall be receivable by the Corporation for any shares of Common Stock issued upon the exercise, exchange or conversion of any Common Stock Equivalents shall mean the amount equal to the total amount of consideration, if any, received by the Corporation for the issuance of such Common Stock Equivalents, plus the minimum amount of consideration, if any, payable to the Corporation upon exercise, exchange or conversion thereof, divided by the aggregate number of shares of Common Stock that would be issued if such Common Stock Equivalents were exercised, exchanged or converted assuming satisfaction of all vesting or similar requirements and achievements of all thresholds or other criteria which would increase the number of shares of Common Stock ultimately issuable upon exercise, exchange or conversion.

4.4.2.1.4                          Change in Net Consideration Per Share of Common Stock Equivalents.  Should the Net Consideration Per Share of any such Common Stock Equivalents be decreased from time to time other than as a result of the application of anti-dilution provisions triggered by the price/consideration of a subsequent issuance of Common Stock or Common Stock Equivalents by the Corporation or should the number of shares of Common Stock issued or issuable upon the exercise, conversion or exchange thereof be increased from time to time, then, commencing upon, and with respect to, a conversion occurring after the effectiveness of each such change, the Series F Conversion Price shall be that which would have been obtained (i) had the adjustments made pursuant to Section 4.4.2.1.2 upon the Issuance of such Common Stock Equivalents been made upon the basis of the new Net Consideration Per Share of such securities or number of shares issued or issuable, and (ii) had the adjustments made to the Series F Conversion Price since the date of issuance of such Common Stock Equivalent been made to such Series F Conversion Price as adjusted pursuant to clause (i) above.

4.4.2.1.5                          Record Date.  In case the Corporation shall establish a record date with respect to the holders of its shares of Common Stock for the purpose of entitling them (i) to receive an allocation or other distribution payable in shares of Common Stock or Common Stock Equivalents or (ii) to subscribe for or purchase shares of Common Stock or Common Stock Equivalents, then such record date shall be deemed to be the date of the issuance of the shares of Common Stock deemed to have been issued upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

4.4.2.1.6                          Exceptions to Anti Dilution Adjustments. The anti-dilution adjustments set forth in this 4.4.2.1 shall not apply under any of the circumstances contemplated in Section 4.4.2.2.  Further, the anti-dilution adjustments set forth in this Section 4.4.2.1 shall not apply with respect to (collectively referred to herein as the “Excluded Securities”):

4.4.2.1.6.1                      Common Stock issuable upon conversion of any of the Series F Preferred Stock, or as a dividend or distribution on the Series F Preferred Stock;

4.4.2.1.6.2                      securities issued upon the conversion or exercise of any debenture, warrant, option, or other convertible security outstanding as of the date hereof;

4.4.2.1.6.3                      Common Stock issuable upon a stock split, stock dividend, or any subdivision of shares of Common Stock; and

4.4.2.1.6.4                      Securities issued to employees, directors, consultants and advisors of the Corporation pursuant to an equity compensation plan approved by the stockholders of the Corporation.

4.4.2.2.                 Adjustment Upon Extraordinary Common Stock Event.  Upon the happening of an Extraordinary Common Stock Event (as hereinafter defined), the Series F Conversion Price of each share of Series F Preferred Stock shall, simultaneously with the happening of such Extraordinary Common Stock Event, be adjusted by multiplying such Series F Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such Extraordinary Common Stock Event and the denominator of which shall be the number of shares of Common Stock outstanding immediately after such Extraordinary Common Stock Event and the product so obtained shall thereafter be the Series F Conversion Price of the Series F Preferred Stock, which, as so adjusted, shall be readjusted in the same manner upon the happening of any successive Extraordinary Common Stock Event or Events.  An “Extraordinary Common Stock Event” shall mean (a) the issue of additional shares of Common Stock as a dividend or other distribution on outstanding shares of Common Stock, (b) a subdivision of outstanding shares of Common Stock, or (c) a combination or reverse stock split of outstanding shares of Common Stock into a smaller number of shares of Common Stock.

4.4.2.3                 Adjustment Upon Reorganization or Reclassification.  If the Common Stock shall be changed into the same or different number of shares of any other class or classes of capital stock, whether by capital reorganization, recapitalization, reclassification or otherwise (other than pursuant to a stock split, combination or reverse stock split of the Common Stock), then in each such event, each Holder of Series F Preferred Stock shall have the right thereafter to receive, and in lieu of the shares of Common Stock immediately theretofore receivable upon the conversion of such shares of Series F Preferred Stock, such shares or securities as may be issued or payable with respect to or in exchange for a number of outstanding shares of Common Stock equal to the number of shares of Common Stock immediately receivable upon such conversion had such reorganization or reclassification not taken place, and in any such case appropriate provisions shall be made with respect to the rights and interests of such holder to the end that the provisions hereof (including, without limitation, provisions for adjustments of the Series F Conversion Price) shall thereafter be applicable in relation to any shares or securities thereafter deliverable upon the exercise of such conversion rights

4.4.2.4                 Notice of Adjustment.  Upon any adjustment of the Series F Conversion Price, then in each such case the Corporation shall give written notice thereof to each Holder of Series F Preferred Stock which notice shall state the Series F Conversion Price resulting from such adjustment, setting forth in reasonable detail the method upon which such calculation is based.

4.4.2.5                 Closing of Books.  The Corporation will at no time close its transfer books against the transfer of any shares of Series F Preferred Stock or of any shares of Common Stock issued or issuable upon the conversion of any shares of Series F Preferred Stock in any manner which interferes with the timely conversion of such shares of Series F Preferred Stock, except as may otherwise be required to comply with applicable securities or tax laws or the provisions of a written agreement between the Corporation and the holder(s) of any shares of Series F Preferred Stock.

4.4.2.6                 Notwithstanding the foregoing, no adjustment shall be made pursuant to this Section 4.4.2 as a result of the issuance of Common Stock or Common Stock Equivalents if the Corporation receives written notice from the holders of at least a majority of the then outstanding shares of Series F Preferred Stock agreeing that no such adjustment shall be made as a result of such issuance.

4.5          Ownership Cap and Certain Conversion Restrictions. Notwithstanding anything to the contrary set forth herein, at no time may any holder of Series F Preferred Stock convert all or a portion of such holder’s Series F Preferred Stock if the number of shares of Common Stock to be issued pursuant to such conversion, when aggregated with all other shares of Common Stock owned by such Holder at such time, would result in such Holder beneficially owning (as determined in accordance with Section 13(d) of the Exchange Act and the rules thereunder) in excess of 4.99% of the then issued and outstanding shares of Common Stock outstanding at such time; provided, however, that upon a Holder providing the Corporation with 61 days’ prior written notice that such Holder would like to waive this Section 4.5 with regard to any or all shares of Common Stock issuable upon conversion of such holder’s shares of Series F Preferred Stock, this Section 4.5 shall be of no force or effect with regard to all or a portion of the shares of Series F Preferred Stock referenced in the waiver notice.

5.        Waiver.

Any of the rights, powers, preferences and other terms of the Series F Preferred Stock set forth herein may be waived on behalf of all holders of Series F Preferred Stock by the affirmative written consent or vote of the holders of a majority of the shares of Series F Preferred Stock then outstanding.

6.        Notices.

Any notice required or permitted by the provisions of the Articles of Organization to be given to a holder of shares of Series F Preferred Stock shall be mailed, postage prepaid, to the post office address last shown on the records of the Corporation, or given by electronic communication in compliance with the provisions of the Massachusetts Business Corporation Act, and shall be deemed sent upon such mailing or electronic transmission.

{

Signed by:                      /s/ Glenn D. Bolduc
(signature of authorized officer)

[ x  ]           Chairman of the board of directors

[ x  ]           President

[    ]           Other officer

[    ]           Court-appointed fiduciary

on this 30th day of June, 2009.

{

THE COMMONWEALTH OF MASSACHUSETTS

I hereby certify that, upon examination of this document, duly submitted to me, it appears that the provisions of the General Laws relative to corporations have been complied with, and I hereby approve said articles; and the filing fee having been paid, said articles are deemed to have been filed with me on:

June 30, 2009 4:19 PM

/s/ William Francis Galvin

WILLIAM FRANCIS GALVIN
 Secretary of the Commonwealth